Exhibit 10.1

Arabian American Development Company

P. O. Box 1636
Silsbee, TX  77656
(409) 385-8300
August 5, 2009

Re:  Al Masane Al Kobra Company

Dear Partners,

Please accept this letter as Arabian American Development Company’s, a Delaware corporation (“ARSD”) response to the offer conveyed in Dr. Talal Al-Shair’s letter of June 15, 2009.  ARSD has a strong desire to amicably resolve the issue regarding the $30,000,000 capital contribution and to move the Al Masane mining project forward to completion and profitability for all partners.  The ARSD Board has spent significant time analyzing and discussing the various Al Masane Al Kobra Company, a Saudi Arabian closed joint stock company (“AMAK”) formation documents, and has reached the conclusion that the documentation leading up to and including the formation of AMAK is ambiguous.  ARSD does not interpret the AMAK formation documents to have the same meaning as that suggested by various AMAK partners and makes this final offer in a good faith attempt to settle the issue permanently.

1.  ARSD to convey nine percent (9%) or 4,050,000 shares of AMAK stock to the other AMAK shareholders pro rata as reflected in the table below.  AMAK’s Articles of Association and Bylaws will be amended by a Saudi Arabian law firm selected by ARSD within thirty (30) business days after acceptance of this letter agreement by all AMAK shareholders to reflect that ARSD has fully and completely paid the subscription price for 18,450,000 shares of AMAK stock (or 41% of the issued and outstanding shares), and that neither AMAK nor the other AMAK partners may require ARSD to make an additional capital contribution now or in the future, without ARSD’s written consent.

Founder Shareholders	Initial Total Shares	Initial %	Revised Shares	Revised %
Arabian American Development Company	22,500,000	50.00	18,450,000	41.00
Mr. Mohammed Mane’a Sultan Aba Al-Ola, owner of Dorrat Al Masane’e Trading Establishment	7,200,000	16.00	8,496,000	18.88
Al-Sha’er Trading, Manufacturing and Contracting Company	4,500,000	10.00	5,310,000	11.80
His Royal Highness Prince Nawaf bin Mishel bin Saud Al Saud, owner of Qasser Al Ma’aden Trading Establishment	3,600,000	8.00	4,248,000	9.44
Mr. Ibraheem Ali Hussain Moslem	2,250,000	5.00	2,655,000	5.90
Mr. Majed Ali Hussain Moslem	2,250,000	5.00	2,655,000	5.90
Thamarat Najran Co. Ltd.	1,800,000	4.00	2,124,000	4.72
Omar bin Ali bin Omar Babtain, owner of the Saudi Establishment for Trading & Construction	900,000	2.00	1,062,000	2.36
Total	45,000,000	100.00	45,000,000	100.00

2.  Within thirty (30) business days after acceptance of this letter agreement by all AMAK partners, AMAK’s Bylaws will be amended to provide that:

a.  ARSD representatives shall retain an equivalent number of Board seats on AMAK as the current Saudi investors.  Any changes due to new equity partners will affect the Board representation equally for both parties, regardless of ARSD’s ownership percentage.  The restriction on Board makeup shall remain in effect for a three year period beginning on the date of the final signature on this agreement.

3.  AMAK will assume that certain $11,000,000 Promissory Note from the Saudi Arabian Ministry of Finance & National Economy Loan to ARSD, dated January 24, 1979 (the “Note”) and agrees to indemnify and defend ARSD against any and all claims related to said Note.  In addition, AMAK will use best efforts to obtain a release of said Note from the Ministry of Finance & National Economy Loan in favor of ARSD within thirty (30) business days after acceptance of this letter agreement by all AMAK shareholders.

4.  AMAK shareholders will work diligently to document AMAK’s paid up capital from US$60,000,000 to US$120,000,000 (as mandated by the AMAK Board to Al-Kharashi Consulting Firm).

5.  Some or all AMAK shareholders (excluding ARSD) will use best efforts to provide interim financing to AMAK upon reasonable terms and conditions pending approval and disbursement of SIDF loan or other long term funding to prevent NESMA and the Chinese contractor from prematurely terminating work on the AMAK Al Masane mining project due to non-payment and/or concerns regarding non-payment, and to adhere to the construction schedule as initially proposed by NESMA.

6.  AMAK and all of its current shareholders agree that ARSD shall have the option to re-purchase from the Saudi shareholders as listed above, the exact amount of shares transferred under this Agreement at a price equal to the then fair market value less ten percent (10%).  The purpose of this provision is to allow ARSD to regain its ownership in AMAK on an equal basis with the amount owned by the current Saudi shareholders as listed.    The term of said option shall be for three (3) years commencing on the date of this letter agreement.

7.  The AMAK shareholders agree and acknowledge that the two Memorandums of Understanding dated 23/04/1427H (21/05/2006G) and 14/05/1427H (10/06/2006G) respectively, as well as the Partnership Agreement, dated 12/07/1427H (06/08/2006G), are hereby terminated for all purposes.

If the above meets with your approval, please sign below and return to our attention at your earliest convenience.

Sincerely yours,

Arabian American Development Company

By:/s/ Nicholas N. Carter
     Nicholas N. Carter,
     its Chief Executive Officer

AGREED AND ACCEPTED:

Dorrat Al Masane’s Trading Establishment

By:/s/Mohammed Mane'a Sultan Aba Al-Ola                                                                                     Dated: 08/08/09
Mohammed Mane’a Sultan Aba Al-Ola,
owner of Dorrat Al Masane’e Trading Establishment
Al-Sha’er Trading, Manufacturing and
Contracting Company

By: /s/ Talal Al-Shair                                                                                                Dated:  08/25/09
Name:  Talal Al-Shair
Its:________________________________

Qasser Al Ma’aden Trading Establishment

By: /s/ Prince Nawaf bin Mishel bin Saud Al Saud                                                                            Dated:_______________________
His Royal Highness Prince Nawaf bin
Mishel bin Saud Al Saud, owner of Qasser
Al Ma’aden Trading Establishment

/s/ Ibraheem Ali Hussain Moslem                                                                                                         Dated:_______________________
Ibraheem Ali Hussain Moslem

/s/ Maje Ali Hussain Musallam                                                                                                             Dated:_______________________
Majed Ali Hussain Moslem

Thamarat Najran Co. Ltd.

By: /s/ Ayman A. Alshibl                                                                                                                       Dated: 08/17/09
Name: Ayman A. Alshibl
Its:________________________________

Saudi Establishment for Trading &
Construction

By: /s/ Omar bin Ali bin Omar Babtain                                                                                                  Dated:_______________________
Omar bin Ali bin Omar Babtain, owner of
the Saudi Establishment for Trading &
Construction

Al Masane Al Kobra Company

By: /s/ Dr. Talal Al-Shair                                                                                                                         Dated: 08/25/09
Dr. Talal Al-Shair,
its Chairman